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                      SUPPLEMENTAL ADDENDUM TO MULTIFAMILY NOTE

    THIS SUPPLEMENTAL ADDENDUM TO MULTIFAMILY NOTE (the "Supplemental
Addendum") is made as of the 1st day of July, 1996, and is incorporated into and shall be deemed to amend and supplement the Multifamily Note (the "Multifamily Note") as amended by the Addendum to Multifamily Note dated as of even date herewith (the "Addendum"), made by the undersigned (the "Borrower"), to HOUSING FINANCE AUTHORITY OF BROWARD COUNTY, FLORIDA and its successors, assigns and transferees (the "Lender"), dated as of the same date as this Supplemental Addendum (the Multifamily Note as amended and supplemented by the Addendum and this Supplemental Addendum, any other addendum to the Multifamily Note, and any future amendments to the Multifamily Note is hereinafter referred to as the "Note"). The debt evidenced by the Note is secured by a Multifamily First Mortgage as of the same date as amended and supplemented as described below (the "Multifamily Instrument"), covering the property described in the Multifamily Instrument and defined therein as the "Property" located at:

               8650 N.W. 61st Street, Tamarac, Broward County, Florida
--------------------------------------------------------------------------------
                                  [Property Address]

The Property is located entirely within the State of Florida (the "Property Jurisdiction"). The Multifamily Instrument is amended and supplemented by the Rider to Multifamily Instrument (the "Rider"), the Supplemental Rider to Multifamily Instrument (the "Supplemental Rider") and any other rider to Multifamily Instrument given by Borrower to Lender and dated as of the same date as the Multifamily Instrument. (The Multifamily Instrument as amended and supplemented by the Rider, the Supplemental Rider and any other riders to the Multifamily Instrument and any future amendments to the Multifamily Instrument is referred to as the "Instrument".)

    The term "Loan Documents" when used in this Supplemental Addendum shall mean, collectively, the following documents: (i) the Instrument; (ii) the Note; and (iii) all other documents or agreements, including any Collateral Agreements (as defined in the Rider) or O&M Agreements (as defined in the Rider), arising under, related to, or made in connection with, the loan evidenced by the Note, as such loan documents may be amended from time to time.

    The covenants and agreements of this Supplemental Addendum, and the covenants and agreements of any other addendum to the Multifamily Note, shall be incorporated into and shall amend and supplement the covenants and agreements of the Multifamily Note as if this Supplemental Addendum and the other addenda were a part of the Multifamily Note and all references to the Note in the Loan Documents shall mean the Note as so amended and supplemented. Any conflict between the provisions of the Note, the Addendum and this Supplemental Addendum shall be resolved in favor of this Supplemental Addendum.

         ADDITIONAL COVENANTS. In addition to the covenants and agreement made in the Note, Borrower and Lender further covenant and agree as follows:

A.       NOTICE; DEFINITIONS

         Any notice to Lender provided for in this Supplemental Addendum shall be given in the manner provided in the Instrument. The terms used in this Supplemental Addendum shall have the following meanings:

         "BONDS" shall mean the $9,870,000 Housing Finance Authority of Broward County, Florida Multi-family Housing Revenue Refunding Bonds (Boardwalk Apartments Project) Series 1996.

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         "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday, a day on which the principal office of Fannie Mae is not open for business, a day on which banks in the city in which the principal office of the Trustee is located are authorized or obligated by law or executive order to close, or a day on which the New York Stock Exchange is closed.

         "FANNIE MAE" means the Federal National Mortgage Association, a corporation organized and existing under the laws of the United States.

         "FINANCING AGREEMENT" means the Financing Agreement, dated as of June 15, 1996, as amended, supplemented, modified or restated from time to time, among the Issuer, the Trustee and the Borrower.

         "INDENTURE" shall mean the Indenture of Trust, dated as of June 15, 1996, as amended, supplemented, modified or restated from time to time, between the Issuer and the Trustee pursuant to which the Bonds are issued.

         "INSTRUMENT" shall mean the Multifamily First Mortgage, Assignment of Rents and Security Agreement (together with any riders thereto) securing the indebtedness evidenced by the Note.

         "ISSUER" shall mean the Housing Finance Authority of Broward County, Florida.

         "PASS-THROUGH CERTIFICATE" means the Guaranteed Mortgage Pass-through Certificate issued by Fannie Mae as contemplated in the Indenture.

         "REGULATORY AGREEMENT" shall mean the Amended and Restated Regulatory Agreement and Agreement of Deed Restrictions, dated as of June 15, 1996, as amended, supplemented, modified or restated from time to time, among the Issuer, the Trustee and Borrower.

         "REIMBURSEMENT AGREEMENT" shall mean the Master Reimbursement Agreement, dated as of July 1, 1996, as amended, supplemented, modified or restated from time to time, between Borrower and Fannie Mae.

         "TRUSTEE" shall mean The Bank of New York, as Trustee, or any successor thereto serving as the Trustee for the Bonds.

B.       FULL PREPAYMENT

         The Note may not be prepaid except as expressly provided in this Supplemental Addendum and in the Addendum.

         (a) No prepayments, in whole or in part (except from condemnation awards or insurance proceeds), are permitted prior to the last Business Day of June, 2006. Thereafter, prepayments are permitted at such times as hereinafter expressly provided. If, however, the Note is prepaid for any reason prior to the last Business Day of June, 2006, including without limitation a prepayment arising because of an acceleration of the Note, Borrower shall pay, in addition to paying the entire unpaid principal balance, interest accrued thereon to the first day of the month following the date of such prepayment and any other sums due Lender at the time of prepayment, a prepayment premium equal to the following percentage of the entire unpaid principal balance of the Note at the time of such prepayment:

         First Loan Year     5.670
         Second Loan Year    5.243
         Third Loan Year     4.789
         Fourth Loan Year    4.307
         Fifth Loan Year     3.796
         Sixth Loan Year     3.254
         Seventh Loan Year   2.678


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         Eighth Loan Year    2.067
         Ninth Loan Year     1.418
         Tenth Loan Year     0.730

Each Loan Year ends the day before an anniversary date of the Note. No prepayment premium shall be due under the Note for any prepayment made on or after the last Business Day of Tenth Loan Year (i.e., on or after the last Business Day of June, 2006). Any prepayment premium due as herein provided does not include any premium due upon redemption of the Bonds as provided in the Indenture, which must be paid to the Trustee.

         (b) Borrower shall, upon the direction of the holder hereof, prepay the Note (in whole or in part) on the last Business Day before a scheduled monthly payment date designated by the holder hereof (i) after a default under the Note, the Instrument or any other Loan Documents, in an amount equal to the amount of funds (if any) held by Lender pursuant to any Collateral Agreement (as defined in Uniform Covenant 2B of the Instrument) which the Lender shall elect to apply against the indebtedness secured by the Instrument, or (ii) in any amount equal to the amount of any insurance proceeds or condemnation awards which the Lender shall elect to apply to the indebtedness secured by the Instrument under the circumstances permitting such application as set forth in the Instrument. In the event that Lender shall require a partial prepayment of the outstanding indebtedness pursuant to subparagraph (b)(i) above, or if Lender shall for any other reason accept a partial prepayment by Borrower of the outstanding indebtedness, the prepayment premium specified in paragraph (a) above shall be paid by Borrower based upon the principal amount being prepaid.

         (c) On or after the last Business Day of June, 2006, Borrower may, at the option of the Borrower, make a voluntary prepayment of the Note, in whole (but not in part without the prior written consent of the holder), on the last Business Day of the second month preceedinq any date on which the Bonds are subject to optional redemption under the Indenture, upon payment of an amount equal to 100% of the principal amount to be prepaid, together with interest accrued thereon to the first day of the month following the date of such prepayment and any other sums due Lender at the time of such prepayment; provided, however, that as a prerequisite to the right to make any such voluntary prepayment, Borrower shall give written notice to Lender and to the Trustee at least sixty (60) days prior to such prepayment, which notice shall state the date of such prepayment, the amount of principal to be prepaid, the amount of interest accrued and the amount of other sums due Lender at the time of such prepayment; and provided, further, that, as a condition to its acceptance of the prepayment, Lender shall have been provided with a certificate of the Trustee to the effect that the Trustee holds on deposit Eligible Funds (as defined in the Indenture) that are both sufficient and available under the terms of the Indenture for payment of any premium, costs and expenses required to be paid in connection with the redemption of the Bonds to be redeemed as a result of the prepayment hereunder.

         (d) In addition and not in limitation of the foregoing prepayment provisions, Borrower must satisfy the applicable conditions set forth in
Section 4.3 of the Reimbursement Agreement with respect to release of the Property from the lien of the Instrument in connection with any full prepayment of the Note.

C.       PARTIAL PREPAYMENTS

         Any partial prepayments of principal of the Note (following the last Business Day of June, 2006 or from condemnation awards or insurance proceeds) shall be applied against the outstanding principal balance of the Note and shall not extend or postpone the due date of any subsequent monthly installments, except as hereinafter provided. The amount of any

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

such subsequent monthly installments shall be decreased as necessary to amortize the remaining principal balance hereof at the interest rate then in effect hereunder over a period equal to 360 months minus the number of months in which regularly scheduled monthly installments of principal and interest shall have previously become due from and including the amortization commencement date; provided, however, that all indebtedness evidenced by the Note shall be due and payable on the maturity date set forth in the Note, if not sooner paid.

D.       CROSS-DEFAULT

         The failure by Borrower to pay when due any amount payable under the Note, the Instrument or any other Loan Document or the failure (beyond applicable cure periods, if any) by the Borrower to perform or observe any other covenant or obligation of the Borrower contained in (a) the Note, the Instrument or any other Loan Document, (b) any of the documentation relating to the Bonds, including without limitation the Financing Agreement, (c) any subordinate financing, (d) the Regulatory Agreement, (e) the Reimbursement Agreement, or (f) any form of public, quasi-public, public/private or private debt and/or equity infusion, grant, subsidy, tax relief or abatement plan, program or other form of assistance shall, at Lender's option, in its discretion, constitute a default under the Note, the Instrument and each of the other Loan Documents. Any such default shall: (i) entitle Lender, at its option and in its discretion, to invoke any of the remedies set forth in paragraph 27 of the Instrument or as otherwise afforded by law or in equity; and (ii) at Fannie Mae's option, in its discretion, constitute an "Event of Default" under and in accordance with the terms of the Reimbursement Agreement. Notwithstanding anything herein to the contrary, the provisions of clause(e) and/or clause (ii) above of this Paragraph D shall become null and void and of no further force or effect upon: (i) a transfer of the Property and assumption of the Note pursuant to Section 4.5 of the Reimbursement Agreement; and (ii) written notice from Fannie Mae to the Borrower and the "Permitted Transferee" (as defined in the Reimbursement Agreement) confirming that such provisions are of no further force or effect.

E.       ASSIGNMENT TO FANNIE MAE

         In the event the Note is assigned to Fannie Mae on a day other than the first day of a month, Borrower shall nevertheless pay to Fannie Mae, in full, the next installment of principal, if any, and interest on the first day of the succeeding month, including an amount equal to one full month's interest, without regard to any payment which Borrower may have made to any other party with respect to the month within which the assignment occurs.

F. CHOICE OF LAW; CONSENT TO JURISDICTION. The provisions of Section 7.8 and Section 7.9 of the Reimbursement Agreement are hereby incorporated by reference herein as if fully set forth herein.

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



         BY SIGNING BELOW, Borrower accepts and agrees to the covenants and agreements contained in this Supplemental Addendum to Multifamily Note.

                             OTC APARTMENTS LIMITED PARTNERSHIP, a Florida limited partnership

                                  By: AIMCO/OTC QRS, INC., a Delaware
                                      corporation, its sole General Partner

                                       By: /s/ Harry Alcock
                                           --------------------------------
                                            Harry Alock
                                            Vice President

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